EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-140753, 333-131908 and 333-120257 on Form S-8 of our reports dated March 16, 2009, relating to the consolidated financial statements and financial statement schedules of WellCare Health Plans, Inc. and subsidiaries (“WellCare”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company changing its method of accounting for income taxes in 2007), and the effectiveness of WellCare’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of WellCare for the year ended December 31, 2008.
/S/ Deloitte & Touche LLP
Certified Public Accountants
Tampa, Florida
March 16, 2009